Filed Pursuant to Rule 433
Registration Statement Nos. 333-132370 and 333-132370-01

8.80% ELKS (Equity Linked Notes)

Based Upon the Common Stock of Boston Scientific Corporation

Final Terms and Conditions

April 20, 2007

Issuer:	Citigroup Funding Inc.

Issuer Rating:	The creditworthiness of CFI is Aa1/AA (Moody’s / S&P) based upon a full and unconditional guarantee from its parent company, Citigroup Inc.

Currency:	United States Dollar (“USD”).

Underlying Stock:	Boston Scientific Corporation (NYSE, “BSX”).

Offering:	8.80% Boston Scientific Corporation Equity Linked Securities (the “ELKS”).

Issue Size:	4,227,000 Units (Principal Amount of USD 67,209,300.00).

Trade Date:	April 20, 2007.

Issue Date:	April 27, 2007.

Valuation Date:	October 31, 2007.

Maturity Date:	November 7, 2007.

Offering Price:	USD 15.90 per Unit.

Coupon:	8.80% per annum paid quarterly.

Initial Stock Price:	USD 15.90 (or 100%).

Cap Price:	USD 18.68, which represents approximately 117.50% of the Initial Stock Price.

Final Stock Price:	The closing price of the Underlying Stock on the Valuation Date.

Payment at Maturity:	For each note of USD 15.90:

1) If the Final Stock Price is less than or equal to the Cap Price then the USD cash value of a number of shares of the Underlying Stock for each note equal to the product of (i) the Exchange Ratio and (ii) the Final Stock Price, or

2) If the Final Stock Price is greater than the Cap Price then the USD cash value of a number of shares of the Underlying Stock for each note equal to product of (i) the Exchange Ratio, (ii) the Final Stock Price, and (iii) a ratio equal to the Cap Price divided by the Final Stock Price

Exchange Ratio:	1.0 share of the Underlying Stock for each ELKS of USD 15.90 principal amount with any fractional shares to be paid in cash.

Business Days:	A day on which commercial banks in New York are open.

Calculation Agent:	Citigroup Global Markets Inc.

Form and Denomination:	Registered Medium Notes in minimum denominations and minimum increments of USD 15.90.

Clearing and Settlement:	DTC.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.

8.80% ELKS (Equity Linked Notes)

Based Upon the Common Stock of Boston Scientific Corporation

Final Terms and Conditions

April 20, 2007

Listing:	None.

CUSIP:	17311G 854.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.